SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                              Immunicon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    45260A107
                         ------------------------------
                                 (CUSIP Number)


                                  June 29, 2005
                         ------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 11

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45260A107                                              13G        Page 2 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management VI, LLC ("ICM6")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [_]     (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                      973,685 shares,  which shares are directly owned by Integral
                SHARES                                    Capital  Partners  VI,  L.P.  ("ICP6").  ICM6 is the general
             BENEFICIALLY                                 partner of ICP6.
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
                                                           973,685 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              973,685 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              3.5%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45260A107                                              13G        Page 3 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management VII, LLC ("ICM7")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [_]     (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       500,000 shares, which are directly owned by Integral Capital
                SHARES                                     Partners VII, L.P. ("ICP7").  ICM7 is the general partner of
             BENEFICIALLY                                  ICP7.
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
                                                           500,000 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              500,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.8%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45260A107                                              13G        Page 4 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners VI, L.P. ("ICP6")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [_]     (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                        973,685 shares are directly owned by ICP6.  Integral Capital
                SHARES                                      Management VI, LLC is the general partner of ICP6.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
            OWNED BY EACH                  7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      973,685 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              973,685 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              3.5%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45260A107                                              13G        Page 5 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners VII, L.P. ("ICP7")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [_]     (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                        500,000 shares,  which are directly owned by ICP7.  Integral
                SHARES                                      Capital Management VII, LLC is the general partner of ICP7.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
             OWNED BY EACH                 7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      500,000 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              500,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.8%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  Immunicon Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  3401 Masons Mill Road
                  Suite 100
                  Hungtingdon Valley, PA  19006

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL  BUSINESS
                           -----------------------------------------------------
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------

                  This statement is being filed by Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6") and Integral Capital Management VII, LLC, a Delaware limited liability company ("ICM7"). The principal business address of ICM6 and ICM7 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

                  ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership ("ICP7"). With respect to ICM6 and ICM7, this statement relates only to ICM6's and ICM7's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP6 and ICP7, and none of ICM6 or ICM7 directly or otherwise holds any Shares. Management of the business affairs of ICM6 and ICM7, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM6 and ICM7, respectively, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

                                                              Page 7 of 13 Pages

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  45260A107

ITEM 3.           IF THIS  STATEMENT  IS  FILED  PURSUANT TO RULE  13d-1(b),  or
                  --------------------------------------------------------------
                  13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
                  ------------------------------------------------------

         (a)  [  ]   Broker  or  dealer  registered  under  Section  15  of  the
                     Exchange Act.
         (b)  [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)  [  ]   Insurance  company as defined  in Section  3(a)(19)  of the
                     Exchange Act.
         (d)  [  ]   Investment  company  registered  under  Section  8  of  the
                     Investment Company Act.
         (e)  [  ]   An   investment    adviser   in   accordance    with   Rule
                     13d-1(b)(1)(ii)(E);
         (f)  [  ]   An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)  [  ]   A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)  [  ]   A savings  association  as defined  in Section  3(b) of the
                     Federal Deposit Insurance Act;
         (i)  [  ]   A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment
                     Company Act;
         (j)  [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management VI, LLC ("ICM6")
                  --------------------------------------------

                  (a)      Amount Beneficially Owned: 973,685
                  (b)      Percent of Class: 3.5%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    973,685
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 973,685

                                                              Page 8 of 13 Pages


         B.       Integral Capital Management VII, LLC ("ICM7")
                  ---------------------------------------------

                  (a)      Amount Beneficially Owned: 500,000
                  (b)      Percent of Class: 1.8%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    500,000
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 500,000

         C.       Integral Capital Partners VI, L.P. ("ICP6")
                  -------------------------------------------

                  (a)      Amount Beneficially Owned: 973,685
                  (b)      Percent of Class: 3.5%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    973,685
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 973,685

         D.       Integral Capital Partners VII, L.P. ("ICP7")
                  --------------------------------------------

                  (a)      Amount Beneficially Owned: 500,000
                  (b)      Percent of Class: 1.8%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    500,000
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 500,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                              Page 9 of 13 Pages

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Not applicable.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY.
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
                  --------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 1, 2005

                                         INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                          Page 10 of 13 Pages


                                         INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager


                                         INTEGRAL CAPITAL PARTNERS VI, L.P.

                                         By Integral Capital Management VI, LLC,
                                         its General Partner

                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager


                                         INTEGRAL CAPITAL PARTNERS VII, L.P.

                                         By Integral Capital Management VII, LLC
                                         its General Partner


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                             Page 11 of 13 Pages


                                  EXHIBIT INDEX
                                  -------------


                                                               Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:        Agreement of Joint Filing                    12

                                                             Page 12 of 13 Pages


                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated July 1, 2005 containing the information required by Schedule 13G, for the 1,473,685 Shares of capital stock of Immunicon Corporation held by Integral Capital Partners VI, L.P., a Delaware limited partnership, and Integral Capital Partners VII, L.P., a Delaware limited partnership.

Date:  July 1, 2005

                                         INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         INTEGRAL CAPITAL PARTNERS VI, L.P.

                                         By Integral Capital Management VI, LLC,
                                         its General Partner


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                          Page 13 of 13 Pages

                                         INTEGRAL CAPITAL PARTNERS VI, L.P.

                                         By Integral Capital Management VI, LLC,
                                         its General Partner


                                         By       /s/ Pamela K. Hagenah
                                            ------------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager